UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 12, 2010

PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Exact name of registrant as specified in its charter)

Nebraska (State or other jurisdiction of incorporation)	000-26326 (Commission File Number)	37-1119387 (IRS Employer Identification No.)

10077 South 134th Street Omaha, NE (Address of principal executive offices)	68138 (Zip Code)
(402) 331-4440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 12, 2010, Professional Veterinary Products, Ltd., a Nebraska corporation (the “Company”), and its wholly-owned subsidiaries, ProConn, LLC, a Nebraska limited liability company, and Exact Logistics, LLC, a Nebraska limited liability company, entered into the First Forbearance & Modification Agreement (the “Forbearance Agreement”) with Wells Fargo Bank, National Association (the “Lender”), effective June 30, 2010. Certain events of default have occurred under the Credit Agreement dated January 29, 2010, as amended March 15, 2010 (the “Credit Agreement”), which would allow the Lender, by notice to the Company, to exercise certain rights and remedies under the Credit Agreement. Although the Lender has the right to exercise certain remedies, such as accelerating the indebtedness and foreclosing on the collateral, the Company has not received any indication from the Lender that it currently intends to take such action. Further, subject to the terms and conditions of the Forbearance Agreement, the Lender has agreed to forbear from exercising its rights and remedies until August 31, 2010.
     The Company and the Lender amended the Credit Agreement to, among other things, amend the floating interest rate. Effective June 1, 2010, interest shall be paid at a variable rate, reset daily, equal to the daily three month London Interbank Offered Rate (LIBOR) plus a margin of 8.50%. The Lender also has required the Company to provide weekly updates of its 13-week budget and projected balance sheets and income statements for each month through July 31, 2011. During the forbearance period, certain financial covenants will be suspended, and instead, the Company must achieve certain minimum cumulative operating cash flow amounts and shall not exceed certain maximum non-cumulative cash disbursements.
     The foregoing description summarizes certain provisions of the Forbearance Agreement and is qualified in its entirety by reference to the complete terms and conditions in the Forbearance Agreement, which will be filed as an exhibit to the Company’s Form 10-K for the period ending July 31, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
Date: July 15, 2010	By:	/s/ Stephen J. Price
Stephen J. Price, President and CEO